EXHIBIT 21.1
                   SUBSIDIARIES OF REGISTRANT
               Saks Incorporated and Subsidiaries
                     As of January 29, 2000


Name of Subsidiary                   Jurisdiction of Formation
--------------------                 ------------------------
1.   Cafe SFA - Minneapolis, Inc.    California

2.   Carson Pirie Holdings, Inc.     Delaware

3.   Carson Pirie Scott Insurance
      Services, Inc.                 Illinois

4.   Herberger's Department Stores,
      LLC                            Minnesota

5.   Jackson Leasing, LLC            Mississippi

6.   McRae's of Alabama, Inc.        Alabama

7.   McRae's Stores Partnership      Mississippi

8.   McRae's Stores Services, Inc.   Illinois

9.   McRae's, Inc.                   Mississippi
10.  National Bank of the Great
       Lakes                         United States of America

11.  New York City Saks, LLC         New York

12.  NorthPark Fixtures, Inc.        Delaware

13.  Parisian, Inc.                  Alabama

14.  Saks & Company                  New York

15.  Saks Credit Corporation         Delaware

16.  Saks Distribution Centers, Inc. Illinois

17.  Saks Fifth Avenue Distribution
       Company                       Delaware
18.  Saks Fifth Avenue Food
       Corporation                   California
19.  Saks Fifth Avenue of Texas,
        Inc.                         Delaware

20.  Saks Fifth Avenue Texas, L.P.   Delaware

21.  Saks Fifth Avenue, Inc.         Massachusetts

22.  Saks Holdings, Inc.             Delaware

23.  Saks Shipping Company, Inc.     Illinois

24.  Saks Transitional Credit
         Corporation                 Delaware

25.  Saks Wholesalers, Inc.          Alabama

26.  SFA Finance Company II          Delaware

27.  SFA Folio Collections, Inc.     New York

28.  SFA Holdings, Inc.              Delaware

29.  SFA Realty, Inc.                Delaware

30.  Tex SFA, Inc.                   New York

31.  The Restaurant at Saks Fifth
       Avenue Corporation            New York